                                         Pacific Telecom, Inc.
                                         805 Broadway
                                         Post Office Box 9901
                                         Vancouver, Washington  98668-8701
                                         206-696-0983



FOR IMMEDIATE RELEASE - OCTOBER 17, 1994



      Pacific Telecom, Inc. (PTI) (NASDAQ:PTCM) announced today that it has signed a definitive agreement to sell the stock of Alascom, Inc., a wholly-owned subsidiary of PTI, to AT&T. Alascom provides Alaska with interstate and intrastate long distance service, private line and other communications services. Under the terms of the agreement, AT&T will pay $290 million in cash for the Alascom stock and for settlement of all past cost study issues. AT&T has also agreed to allow PTI to retain the $75 million transition payment made by AT&T to Alascom in July 1994 pursuant to an FCC order, bringing total proceeds to $365 million. AT&T made a down payment of $30 million to PTI upon signing the stock purchase agreement, which could be applied to the final $75 million transition payment required in the FCC order if the transaction failed to close. The remaining $260 million is to be paid when the transaction closes. Closing of the sale of Alascom is subject to certain conditions, including receipt of state and federal regulatory approvals that are expected to be received during the first quarter of 1995.

      Charles E. Robinson, Chairman, Chief Executive Officer and President of PTI, said, "Transferring the operations and organization of Alascom intact to AT&T benefits our customers, our employees and our shareholders. It removes the future uncertainties and ambiguities inherent in the current regulatory process, and will firmly establish AT&T as the statewide facilities based carrier throughout Alaska. Rural as well as urban consumer interests will be better protected. Equally important, AT&T will be offering its comprehensive benefits programs to Alascom employees, effective immediately upon the closing of this transaction."

      Mr. Robinson was quick to point out that PTI was not leaving Alaska. "Our local exchange and wireless operations will continue to serve over 75,000 customers. We expect to build upon that base, since the sale of Alascom will permit us to seek new opportunities here, free from previously imposed regulatory constraints. We welcome those opportunities."

      As a result of the resolution of past cost study issues in the proposed transaction, Alascom will recognize additional revenues of $16 million in September 1994. PTI has also agreed to provide accounting, data processing and human resource service support for up to fifteen months following the sale to allow for a smooth transition in exchange for certain equipment that PTI intends to incorporate in its local operations in Alaska. As a result of the sale of Alascom, PTI's workforce will be reduced by the 674 full-time employees of Alascom. PTI will retain all liabilities related to Alascom's retired employees in accordance with PTI's retirement plans while AT&T will make available its plans to existing Alascom employees at closing under terms of the agreement.

      PTI expects to recognize an estimated $75 million to $80 million after-tax gain upon closing the sale of Alascom, or approximately $1.89 to $2.02 per share, and receive after-tax cash proceeds of $300 million to $310 million (including the $75 million transition payment and $30 million down payment). The receipt of these proceeds will further strengthen PTI's capital structure which was 42 percent debt and 58 percent equity at June 30, 1994. PTI intends to use the proceeds received from the Alascom sale to fund its local exchange acquisition program. PTI currently has signed asset purchase agreements with US WEST Communications, which are in varying stages of regulatory review, to acquire 50,000 access lines in Colorado for approximately $200 million and 35,000 access lines in Oregon and Washington for approximately $180 million. The Colorado acquisition is expected to close during the fourth quarter of 1994 and the Oregon and Washington acquisitions in 1995. Assuming closure of the Alascom sale and the purchase of the US WEST properties, PTI's capital structure is expected to return to approximately 42 percent debt. PTI also intends to continue its pursuit of other local exchange acquisition opportunities that will complement its existing operations, primarily in the rural areas of the Midwest, Northwest and Alaska.

      Based on Securities and Exchange Commission guidelines for preparing proforma financial statements, if PTI had completed the sale of Alascom at the beginning of 1993 and had retired external debt attributable to Alascom's operations that PTI was carrying with an average interest rate of

3.28 percent in 1993 and 3.60 percent in 1994, its income from continuing operations would have been $22.4 million for 1993 and $13.1 million for the six months ended June 30, 1994. These amounts represent decreases in income from continuing operations and net income of $36.6 million and $20.3 million from actual results for 1993 and the six months ended June 30, 1994, respectively. Assuming PTI had invested the remainder of the net proceeds from the sale at a five percent interest rate, additional net income of approximately $6.5 million annually would have been generated, reducing these pro forma decreases in income from continuing operations and net income to $30.1 million and $17.0 million, respectively.

      As noted above, however, rather than investing in interest bearing securities, PTI plans to redeploy the net proceeds from the Alascom transaction to its local exchange acquisition program. It is expected that the decreases in revenues and operating income resulting from the sale of Alascom will be partially offset over time by revenues and operating income from the properties that PTI plans to acquire under the existing purchase agreements with US WEST. Although the timing and amount of such revenues and operating income are uncertain and subject to factors beyond its control, PTI estimates that the annualized operating revenues and operating income from such properties would exceed $100 million and $40 million, respectively, when the properties have been fully integrated into PTI's operations. This would substantially offset the revenues and operating income that will be lost as a result of the sale of Alascom. Alascom contributed $338 million in revenues and $59 million in operating income to PTI's consolidated operations in 1993. For the six months ended June 30, 1994, Alascom's revenues and operating income amounted to $160 million and $31 million, respectively. Alascom's operating income as a percentage of revenues is lower than such percentage for local exchange operations because access charges to Alascom by Alaska local exchange carriers are flowed through and recovered by Alascom's revenue streams.

      Mr. Robinson further said, "The decision to sell Alascom was based in part on the expectation that Alascom's future revenues and operating income would decline as the result of the terms and conditions of the 1994 FCC order." He concluded his comments by saying, "The Board of Directors of PTI in its special meeting approving the sale transaction confirmed PTI's current dividend.

      PTI has been affiliated with Alascom since 1979 when it was acquired by PTI's 87 percent parent, PacifiCorp (NYSE:PPW). In 1982, PTI acquired Alascom from PacifiCorp. Alascom has been developing communications systems in Alaska to provide all Alaskans with quality and reliable telecommunications services within the state and with the rest of the world. Alascom has been providing interstate long distance services to Alaskans under a joint services agreement (JSA) with AT&T. The JSA and the entire telecommunications market structure in Alaska have been under review by a Joint Board of the FCC and state regulators over the past ten years.
Earlier this year the FCC, based upon recommendations of the Joint Board, ordered a restructuring of the Alaska telecommunications market that would terminate the JSA between Alascom and AT&T and would open Alaska's interstate market to AT&T by January 1, 1996. The agreement to sell Alascom to AT&T was reached as a solution to issues that remain unresolved by the FCC order. Alascom had filed a petition for review of the FCC order with the United States Court of Appeals for the District of Columbia in June 1994, which will be dismissed when the sale is completed. The sale should satisfy the basic concerns about the Alaska telecommunications market of the FCC and state regulators and allow Alaskans to continue to receive quality telecommunications services through AT&T and PTI's local operations in Alaska.

      Pacific Telecom, Inc. is an 87 percent owned subsidiary of PacifiCorp (NYSE: PPW).


            A PACIFICORP COMPANY
            CONTACT:    Brian M. Wirkkala,
                        Vice President-Treasurer
                        James H. Huesgen, Executive Vice
                        President and Chief Financial Officer
                        805 Broadway, P.O. Box 9901
                        Vancouver, WA  98668-8701
                        Telephone:  (206) 696-0983